UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2006

Interactive Intelligence, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	000-27385 (Commission File Number)	35-1933097 (IRS Employer Identification No.)
 7601 Interactive Way
Indianapolis, IN 46278
(Address of Principal Executive Offices)

317-872-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2006 Compensation

On February 16, 2006, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved compensation arrangements for the Company’s executive officers beginning January 1, 2006. Annual base salary for the Company’s executive officers are as follows: Donald E. Brown, President and Chief Executive Officer, $300,000; Gary R. Blough, Executive Vice President, Worldwide Sales, $200,000; Jeremiah J. Fleming, President - Vonexus, $200,000; Stephen R. Head, Chief Financial Officer, $200,000; Pamela J. Hynes, Vice President, Customer Services, $150,000; and Joseph A. Staples, Senior Vice President, Marketing, $200,000.

Dr. Brown, Mr. Head, Ms. Hynes and Mr. Staples are also eligible for a Company Performance Bonus, which is dependent on the Company achieving certain levels of financial operating results and, if met, will be payable in the amount of $37,500, $10,000, $2,500 and $10,000 per quarter, respectively.

Messrs. Blough, Fleming and Head, Ms. Hynes and Mr. Staples are eligible for bonuses of $10,000, $10,000, $5,000, $7,500 and $10,000 per quarter, respectively. Mr. Blough’s bonus is based upon achieving quota targets in all regions. Mr. Fleming’s bonus is dependent on Vonexus achieving certain gross profit targets. Mr. Head’s bonus is based upon cash collection targets. Ms. Hynes’ bonus is based upon the revenue and operating income from the services over which she is responsible. Mr. Staples’ bonus is based on the dollar amount of orders for Interactive Intelligence and certain gross profit targets for Vonexus.

Messrs. Blough and Fleming are also eligible for monthly, quarterly and/or annual commission and/or quota bonuses that are tied to the areas over which they are responsible. Mr. Blough is eligible to earn a commission based upon worldwide contracted licenses and services. Mr. Fleming is eligible to earn a commission based on Vonexus performance.

Certain executives are eligible for a Superior Achievement Bonus based on the Company exceeding its operating income targets. This bonus would be awarded as a percentage of the Company’s operating income achieved above the target. Dr. Brown is eligible for 5%, Mr. Head 2.5%, Ms. Hynes 1% and Mr. Staples 1%. The Company must reach certain annual revenue targets in addition to the operating income targets in order for Mr. Staples to be eligible for his Superior Achievement Bonus. Mr. Fleming is eligible for 4% of the gross profit of Vonexus orders exceeding its annual targets.

Dr. Brown, Messrs. Blough, Fleming and Head, Ms. Hynes and Mr. Staples are eligible to receive grants of incentive stock options on an annual basis of up to 45,000, 10,000, 15,000, 25,000, 15,000, and 25,000 shares, respectively. These option grants are based on the Company’s performance, Vonexus performance and/or sales quotas, depending on the individual executive’s role within the Company. Messrs. Blough and Fleming are also eligible for quarterly stock options of 2,500 shares each, based upon achievement of sales quotas and Vonexus gross profit, respectively. They are also eligible for additional annual stock option grants based on the percentage each goes over their targets. Messrs. Blough and Fleming are eligible for total maximum options up to 30,000 and 35,000 each per year.

All options discussed above may be granted in full or in partial amounts according to the discretion of the Compensation Committee and the option exercise price equal to the closing price of the Company’s stock as of the date they are approved by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: February 23, 2006	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer